Exhibit 23-1(b)


                        Consent of Deloitte & Touche LLP



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                       [DELOITTE & TOUCHE LLP LETTERHEAD]



Independent Auditors' Consent


We consent to the incorporation by reference in this Registration Statement of Republic First Bancorp, Inc. on Form S-8 of our report on Republic First Bancorp, Inc. for the year ended December 31, 1995 dated March 1, 1996, except for Note 1 related to the merger which is dated June 7, 1996, Note 2 related to the earnings per common share which is dated January 27, 1998 and Note 17 related to the 1998 stock split efffected in the form of a dividend which is dated February 19, 1998, which report appears in the December 31, 1997 annual report on Form 10-KSB of Republic First Bancorp, Inc.



/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Philadelphia, Pennsylvania

July 21, 1998